EXHIBIT 7.02

IRREVOCABLE PROXY

TO VOTE STOCK OF

SYNERGY CHC CORP.

The undersigned KNIGHT THERAPEUTICS (BARBADOS) INC. (“Knight”), a stockholder of SYNERGY CHC CORP., a Nevada corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by applicable law) appoints Jack Ross (the “Proxy”), as the sole and exclusive proxy of the undersigned (to the exclusion of the undersigned), with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the fullest extent that the undersigned is entitled to do so) with respect to the Proxy Shares (as hereinafter defined) in accordance with the term of this Irrevocable Proxy.

For purposes hereof:

“Proxy Shares” means such number of Shares held by Knight from time to time in excess of 10% of the outstanding number of Voting Shares of the Company at such time.

“Shares” means all of the Voting Shares of the Company that now are or hereafter may be owned by Knight, whether beneficially (as indicated by Knight in its filings on Form 13D or 13G, or its reporting pursuant to Section 16 of the Securities Exchange Act of 1934) or of record, including without limitation any such Voting Shares as to which Knight has a proxy from the record or beneficial owner thereof, and any and all other Voting Shares of the Company issued or issuable in respect of any of the foregoing on or after the date hereof.

“Voting Shares” means those issued and outstanding shares or other securities of the Company that have a voting right attached thereto, provided that if a share or other security of the Company is granted a voting right solely upon the occurrence of a particular event or circumstance, then such share or security shall be a Voting Share only upon such event or circumstance arising and for so long as such voting right continues.

Upon execution of this Irrevocable Proxy by Knight, any and all prior proxies given by such undersigned stockholder with respect to any Shares are hereby revoked and terminated including, for certainty, the Irrevocable Proxy granted by Knight to the Proxy on December 22, 2017. The undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date (as defined below).

This Irrevocable Proxy is irrevocable (to the fullest extent provided by applicable law ), is coupled with an interest, which the undersigned hereby acknowledges, and is granted in consideration of the ongoing commercial arrangements as between Knight and its affiliates and the Proxy and his affiliates.

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This Irrevocable Proxy shall commence on the date hereof and shall continue in full force and effect for an initial term of six (6) months (the “Initial Term”) and thereafter will automatically be renewed for additional six month terms (each, an “Additional Period”), unless and until Knight gives no less than ten (10) days prior written notice of termination at end of the Initial Term or any Additional Period (the “Written Notice of Termination”). Notwithstanding the preceding sentence, this Irrevocable Proxy shall terminate and be of no force and effect immediately and without further action on the date upon which the aggregate number of Shares held by the undersigned is less than 10% of the aggregate number of the Voting Shares of the Company (the “Automatic Termination Date”). As used herein, the term “Expiration Date” shall mean the earlier of (i) the effective date of the termination of this Irrevocable Proxy as specified in the Written Notice of Termination and (ii) the Automatic Termination Date.

The Proxy named above is hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned’s proxy to vote the Proxy Shares, and to exercise all voting rights of the undersigned (to the exclusion of the undersigned) with respect to the Proxy Shares, and to execute and deliver written consents pursuant to applicable law, at any annual, special or adjourned meeting of the stockholders of the Company and in any written consent in lieu of such meeting (regardless of whether such consent is unanimous and regardless of who, if anyone, calls for such meeting). Upon each such instance, the parties shall determine the precise number of Proxy Shares at such time having regard to the Shares then held by the undersigned and the aggregate Voting Shares of the Company then issued and outstanding.

All authority herein conferred shall survive (as applicable) the dissolution, liquidation, cancellation, termination, or insolvency of the undersigned and any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

Knight acknowledges that irreparable damage would result if this Irrevocable Proxy is not specifically enforced and that, therefore, the rights and obligations of Proxy may be enforced by a decree of specific performance issued by a court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, not be exclusive and shall be in addition to any other remedies which Proxy may otherwise have available.

Without limiting the generality of the foregoing, this Proxy is executed and intended to be irrevocable in accordance with the provisions of Section 78.355 of the Nevada General Corporation Law.

To the maximum extent permitted under applicable law, a pdf, facsimile or other version of this Irrevocable Proxy that can be reduced to hard copy, delivered through any medium, shall have the same force and effect as a duly executed original version of this Irrevocable Proxy.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned has duly executed this Irrevocable Proxy as of August 9, 2017. This Irrevocable Proxy is coupled with an interest as foresaid and is irrevocable.

KNIGHT THERAPEUTICS (BARBADOS) INC.

/s/ Michel Loustric
Name:	Michel Loustric

Accepted and Agreed

Name: Jack Ross

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IN WITNESS WHEREOF, the undersigned has duly executed this Irrevocable Proxy as of August 9, 2017. This Irrevocable Proxy is coupled with an interest as foresaid and is irrevocable.

KNIGHT THERAPEUTICS (BARBADOS) INC.

Name:	Michel Loustric

Accepted and Agreed

/s/ Jack Ross
Name: Jack Ross

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